Exhibit 99.04

SoftNet Technology Corporation Receives Strong Upgrade by Respected Research Firm
Wednesday August 9, 9:00 am ET

Management Reports 38 Percent Increase in 2nd Quarter 2006 Revenues and Signed Contracts with Verizon, EMC Storage, Transamarerica and Network Appliance

CRANFORD, N.J.--(BUSINESS WIRE)--Aug. 9, 2006--SoftNet Technology Corp. (OTC BB:STTC - News; German WKN No.: A0B7RZ) is pleased to announce a well-respected firm, TRI-STATE Capital (TSC), has upgraded their equity rating on STTC. This strong upgrade comes at a time when the company has reported a 38% surge in preliminary second quarter 2006 revenue from $1,093,523 to $1,518,904. This upgrade is also due to the company eliminating long-term debt and expanded their national reach of IT services through contracts with Verizon, EMC Storage, Transamerica and Network Appliance.

TSC is noted for their work with, account executives, analysts, portfolio managers, institutions, venture capital investors, individual investors and the media. To view the entire independent research report, please click on the attached URL: http://www.otclive.com

Mr. James M. Farinella, CEO of SoftNet Technology states, "We are honored to have a quality independent research firm review our overall operations, progress and to provide the resulting upgrade in our stock. This offers further confirmation to our shareholders that our company is headed in the right direction". Mr. Farinella further stated, "We anticipate continued record revenue growth for the remainder of 2006 and 2007. Several upper level management of SoftNet Technology Corp has purchased shares in the open market. This management includes, the CEO, President and Director of sales."

Please visit our website at http://www.softnettechnology.com for more information or for Investor Relations, please contact the company directly at 866-898-4842 (local 908-204-9911) James M. Farinella, CEO.

About SoftNet Technology Corporation:

SoftNet Technology Corp. is a Professional Services company focused on providing high-end consulting to enterprise and service provider customers that want to maximize the business value of their IT infrastructure investment. SoftNet has a strong focus in providing technology infrastructure services with specific capabilities in Information Security, Network Economics, Internetworking, Network Management, IP Telephony, Storage, Application Performance and Data Center Migration/Consolidation.

Forward-Looking Statements:

This press release contains forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially.

Contact:
SoftNet Technology Corp.
James M. Farinella 866-898-4842 or 908-204-9911
www.softnettechnology.com